As filed with the Securities and Exchange Commission on March 30, 2017.

 Registration No. 333-217017

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEABRIDGE GOLD INC.

(Exact name of Registrant as specified in its charter)

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

106 Front Street East

Toronto, Ontario

Canada M5A 1E1

(416) 367-9292
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Sixth Avenue

New York, New York 10036

(212) 299-5656
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

The Commission is requested to send copies of all communications to:
C. Bruce Scott	Corey M. Dean	Guy P. Lander
Seabridge Gold Inc.	DuMoulin Black LLP	Carter Ledyard & Milburn LLP
106 Front Street East	595 Howe Street, 10th Floor	2 Wall Street
Toronto, Ontario	Vancouver, British Columbia	New York, New York
M5A 1E1	V6C 2T5	10005
(416) 367-9292	(604) 687-1224	(212) 238-8619

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	❑ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	❑	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	❑	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	❑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ❑

The information in this amended and restated preliminary short form prospectus is not complete and may be changed. This amended and restated preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2017

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

Amending and Restating the Preliminary Short Form Prospectus dated March 29, 2017

New Issue	March 30, 2017

SEABRIDGE GOLD INC.
400 - 106 Front Street East
Toronto, Ontario
M5A 1E1

$14,300,000

COMMON SHARES

This amended and restated short form prospectus (the "Prospectus") qualifies the distribution (the "Offering") of 1,000,000 common shares ("Common Shares") of Seabridge Gold Inc. (the "Company" or "Seabridge") at a price of $14.30 per Common Share (the "Offering Price"), for aggregate gross proceeds of $14,300,000.

The outstanding Common Shares are listed for trading on the Toronto Stock Exchange (the "TSX") under the symbol "SEA" and the New York Stock Exchange (the "NYSE") under the symbol "SA". On March 28, 2017, the last trading day prior to the date of announcement of the Offering, the closing price per Common Share on the TSX was $15.85 and on the NYSE was US$11.90. On March 29, 2017, the last trading day prior to the filing of this Prospectus, the closing price per Common Share on the TSX was $15.66 and US$11.80 on the NYSE.

An investment in the securities offered hereunder is highly speculative and involves a high degree of risk. An investment in the Common Shares should only be made by those persons who can afford a loss of their entire investment. Prospective investors should carefully consider the risk factors under the headings "Forward-Looking Statements" and "Risk Factors" in this Prospectus as well as the risk factors contained in the Annual Information Form and Annual MD&A (as such terms are defined below) before purchasing the securities being offered under this Prospectus.

The Company will apply to the TSX and the NYSE for approval of the listing of Common Shares to be distributed under this Prospectus on the TSX and the NYSE. Listing will be subject to the Company fulfilling all of the requirements of the TSX and the NYSE.

The terms of the Offering, including the Offering Price, were determined by negotiation between the Company and Canaccord Genuity Corp. ("Canaccord"), Cantor Fitzgerald Canada Corporation ("Cantor Fitzgerald") and Paradigm Capital Inc. (collectively, the "Underwriters"). The Offering is made pursuant to an underwriting agreement dated March 30, 2017 between the Company and the Underwriters (the "Underwriting Agreement"). See "Plan of Distribution".

	Price to Public	Underwriters' Fee(1)(2)	Net Proceeds to the Company(3)
Per Common Share	$14.30	$0.715	$13.585
Total Offering	$14,300,000	$715,000	$13,585,000

Notes:

(1)	The Company has agreed to pay the Underwriters upon completion of the Offering a fee (the "Underwriters' Fee") equal to $0.715 per Common Share from the sale of the Common Shares. See "Plan of Distribution".
(2)	Before deducting expenses of the Offering, estimated to be $267,000, which, together with the Underwriters' Fee, will be paid from the proceeds of the Offering.

(3)	If the Over-Allotment Option (as defined herein) is exercised in full, the total Offering, Underwriters' Fee and net proceeds to the Company (before deducting expenses of the Offering) will be $15,730,000, $786,500 and $14,943,500, respectively. This short form prospectus also qualifies for distribution the issuance of Common Shares pursuant to the exercise of the Over-Allotment Option. See "Plan of Distribution".

The Company has also granted to the Underwriters an option (the "Over-Allotment Option") exercisable, in whole or in part, at the sole discretion of the Underwriters, at any time up to 30 days following the closing of the Offering, to purchase an additional 100,000 Common Shares at the Offering Price (the "Over-Allotment Shares") to cover over-allotments, if any. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those Common Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The following table sets out the number of securities issuable under the Over-Allotment Option:

Underwriters' Position	Maximum size or number of securities available	Exercise period	Exercise price
Over-Allotment Option	100,000 Common Shares	Up to 30 days following the closing of the Offering.	$14.30 per Common Share

The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the passing upon of certain legal matters relating to the Offering on behalf of the Company by DuMoulin Black LLP with respect to Canadian legal matters other than tax-related matters, by Thorsteinssons LLP with respect to Canadian tax-related matters, and by Carter Ledyard & Milburn LLP with respect to United States legal matters, and on behalf of the Underwriters by Blake, Cassels & Graydon LLP with respect to certain Canadian legal matters, and by Katten Muchin Rosenman LLP with respect to certain United States legal matters. Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

Without affecting the firm obligation of the Underwriters to purchase the Common Shares in accordance with the Underwriting Agreement, the Underwriters may decrease the Offering Price of the Common Shares which they sell under this short form prospectus after they have made a reasonable effort to sell all such Common Shares at the Offering Price. The sale by the Underwriters of Common Shares at a price less than the Offering Price will have the effect of reducing the compensation realized by the Underwriters by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters for those Common Shares. See "Plan of Distribution".

Pursuant and subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to issue and sell, and the Underwriters have agreed to purchase from the Company, 1,000,000 Common Shares at a price of $14.30 per Common Share (see "Plan of Distribution").

2

Subscriptions for Common Shares will be received by the Underwriters subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing of the Offering is expected to occur on or about April 27, 2017 or such earlier or later date as the Company and the Underwriters may agree, but in any event the Common Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the final receipt for this short form prospectus in respect of the Common Shares (the "Closing Date").

It is expected that the Company will arrange for the instant deposit of the Common Shares distributed under this Prospectus under the book-based system of registration, to be registered in the name of CDS Clearing and Depository Services Inc. ("CDS") or its nominee and will be deposited with CDS on the Closing Date. No certificates evidencing the Common Shares will be issued to purchasers of the Common Shares. Purchasers of Common Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Common Shares is purchased.

The Common Shares may be sold only in those jurisdictions where offers and sales are permitted. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Common Shares in any jurisdiction where it is unlawful. Investors should rely only on the information contained in or incorporated by reference in this Prospectus. Seabridge has not authorized anyone to provide investors with different information.

Concurrently with the Offering, Seabridge has entered into an agreement with a syndicate of underwriters, co-led by Canaccord and Cantor Fitzgerald and including Paradigm Capital Inc. (collectively, the "Private Placement Underwriters"), whereby the Private Placement Underwriters have agreed to purchase, on a bought-deal basis via private placement, 1,000,000 common shares that qualify as "flow-through shares" for purposes of the Income Tax Act (Canada) (the "Flow-Through Common Shares") of the Company at a price of $20.00 per Flow-Through Common Share for gross proceeds of $20,000,000 (the "Private Placement"). The Company has granted the Private Placement Underwriters an over-allotment option to purchase up to an additional 100,000 Flow-Through Common Shares at a price of $20.00 per Flow-Through Common Share exercisable, in whole or in part, at any time up to one week prior to the closing date of the Private Placement for additional gross proceeds of up to $2,000,000. The Private Placement Underwriters will receive a cash fee equal to 5.0% of the aggregate proceeds of the Private Placement. See "Concurrent Private Placement".

This Prospectus does not qualify the distribution of the Flow-Through Common Shares issuable pursuant to the Private Placement. The Flow-Through Common Shares will not be registered in the United States, but some of the Flow-Through Common Shares may be reoffered and resold in the United States pursuant to an exemption from registration. The proceeds from the Private Placement will be used to fund exploration at the Company's KSM Project and Iskut Project (both as defined herein). Neither the Offering, nor the concurrent Private Placement, is contingent on the completion of the other. Closing of the Private Placement is expected to occur on or about April 27, 2017 and is subject to customary closing conditions including, but not limited to, the listing of the Flow-Through Common Shares on the TSX and the NYSE and the receipt of all necessary approvals, including the approval of the TSX and the NYSE. The Flow-Through Common Shares issuable under the Private Placement will be subject to a four month hold period and any Flow-Through Common Shares sold in the United States will be characterized as restricted securities under the U.S. Securities Act of 1933, as amended.

The Company's head office is at 106 Front Street East, Suite 400, Toronto, Ontario, Canada, M5A 1E1 and its registered office is at 10th Floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

Unless otherwise specifically stated, all dollar amounts in this Prospectus are expressed in Canadian dollars.

3

Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus. Subject to Seabridge's obligations under applicable Canadian securities laws, the information contained in this Prospectus is accurate only as of the date of this Prospectus regardless of the time of delivery of the Prospectus or of any sale of the Common Shares.

The Offering is being made by a Canadian issuer that is permitted under a multi-jurisdictional disclosure system (the "MJDS") adopted by Canada and the United States to prepare this short form prospectus in accordance with the disclosure requirements of Canadian securities laws. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"), and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Offered Shares may have tax consequences both in Canada and the United States, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires Offered Shares. Such consequences, for investors who are resident in, or citizens of, the United States, may not be described fully in this short form prospectus. Investors should read the tax discussion in this short form prospectus and consult their own tax advisors with respect to their own particular circumstances. See "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations".

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that some or all of its officers, directors and experts named in this short form prospectus are residents of a country other than the United States, and that all or a substantial portion of the assets of the Company and the assets of those officers, directors and experts are located outside the United States.

Neither the United States Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Offered Shares nor passed upon the accuracy or adequacy of this short form prospectus. Any representation to the contrary is a criminal offence.

4

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	2
CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING TECHNICAL DISCLOSURE	3
NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION	4
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	4
DOCUMENTS INCORPORATED BY REFERENCE	5
MARKETING MATERIALS	6
ADDITIONAL INFORMATION	7
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	7
THE COMPANY	7
SUMMARY DESCRIPTION OF BUSINESS	8
CONCURRENT PRIVATE PLACEMENT	9
USE OF PROCEEDS	10
CONSOLIDATED CAPITALIZATION	11
PRIOR SALES	12
TRADING PRICE AND VOLUME	13
DESCRIPTION OF SECURITIES BEING DISTRIBUTED	15
PLAN OF DISTRIBUTION	15
CERTAIN INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS	18
CERTAIN INCOME TAX CONSIDERATIONS FOR CANADIAN HOLDERS	26
ELIGIBILITY FOR INVESTMENT	27
RISK FACTORS	28
AUDITORS, TRANSFER AGENT AND REGISTRAR	30
INTEREST OF EXPERTS	30
LEGAL MATTERS	32
ENFORCEABILITY OF CIVIL LIABILITIES	32
ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES	33

FORWARD-LOOKING STATEMENTS

This Prospectus, and the documents incorporated by reference into this Prospectus, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of Canadian securities laws. These forward-looking statements may include statements concerning future events or future performance with respect to the Company's projects, business approach and plans, including production, capital, operating and cash flow estimates, business transactions such as the potential sale or joint venture of the Company's KSM Project and Courageous Lake Project (each as defined herein) and the acquisition of interests in mineral properties; requirements for additional capital; the estimation of mineral resources and reserves; and the timing of completion and success of exploration and development activities, community relations, required regulatory and third party consents, permitting and related programs in relation to the KSM Project, Iskut Project and Courageous Lake Project. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives or future events or performance (often, but not always, using words or phrases such as "expects", "anticipates", "believes", "plans", "projects", "estimates", "intends", "strategy", "goals", "objectives" or variations thereof or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements and forward-looking information (collectively referred to in the following information simply as "forward-looking statements"). In addition, statements concerning mineral resource and reserve estimates constitute forward-looking statements to the extent that they involve estimates of the mineralization expected to be encountered if a mineral property is developed.

Forward-looking statements are necessarily based on estimates and assumptions made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments. In making the forward-looking statements in this Prospectus the Company has applied several material assumptions including, but not limited to, the assumption that: (1) market fundamentals will result in sustained demand and prices for gold and copper, and to a much lesser degree, silver and molybdenum; (2) the potential for production at its mineral projects will continue operationally, legally and economically; (3) any additional financing needed will be available on reasonable terms; (4) estimated reserves and resources at the Company's projects have merit and there is continuity of mineralization as reflected in such estimates; and (5) the Company will receive all required regulatory approvals in respect of the Offering and the Private Placement in a timely manner and that the Private Placement will be completed following completion of the Offering.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	the Company's history of net losses and negative cash flows from operations and expectation of future losses and negative cash flows from operations;
•

risks related to the Company's ability to continue its exploration activities and future development activities, and to continue to maintain corporate office support of these activities, which are dependent on the Company's ability to enter into joint ventures, to sell property interests or to obtain suitable financing;

•	uncertainty of whether the reserves estimated on the Company's mineral properties will be brought into production;
•	uncertainties relating to the assumptions underlying the Company's reserve and resource estimates;
•	uncertainty of estimates of capital costs, operating costs, production and economic returns;
•	risks related to commercially producing precious metals from the Company's mineral properties;
•	risks related to fluctuations in the market price of gold, copper and other metals;

•	risks related to fluctuations in foreign exchange rates;
•	mining, exploration and development risks that could result in damage to mineral properties, plant and equipment, personal injury, environmental damage and delays in mining, which may be uninsurable or not insurable in adequate amounts;
•	risks related to obtaining all necessary permits and governmental approvals for exploration and development activities, including in respect of environmental regulation;
•	uncertainty related to title to the Company's mineral properties and rights of access over or through lands subject to third party rights, interests and mineral tenures;
•	risks related to unsettled First Nations rights and title and settled Treaty Nations' rights;
•	risks related to increases in demand for exploration, development and construction services equipment, and related cost increases;
•	increased competition in the mining industry;
•	the Company's need to attract and retain qualified management and personnel;
•	risks related to some of the Company's directors' and officers' involvement with other natural resource companies;
•	the Company's potential classification as a "passive foreign investment company" under the United States tax code; and
•	uncertainty surrounding an audit by the Canada Revenue Agency of the Company's refund claim in respect of the British Columbia Mining Exploration Tax Credit.

This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading "Risk Factors", elsewhere in this Prospectus and in documents incorporated by reference herein. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company's ability to control or predict. It is also noted that while Seabridge engages in exploration and development of its properties, it will not undertake production activities by itself.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management's beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

The forward-looking statements contained in this Prospectus and the documents incorporated herein by reference herein and therein are qualified by the foregoing cautionary statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
REGARDING TECHNICAL DISCLOSURE

The Company is permitted under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus, including the documents incorporated by reference herein, in accordance with the requirements of Canadian securities laws, which differ from the requirements of U.S. securities laws. National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, including those set out in SEC Industry Guide 7 under the U.S. Exchange Act (as herein defined), as interpreted by the staff of the SEC, and resource information contained herein and incorporated by reference herein differ from and may not be comparable to similar information disclosed by U.S. companies.

Without limiting the foregoing, this Prospectus, including the documents incorporated by reference herein, uses the terms "measured", "indicated" and "inferred" resources. U.S. investors are cautioned that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

U.S. investors should also understand that "inferred resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Inferred resources are based on limited geological evidence and sampling. It is reasonably expected that the majority of inferred resources could be upgraded to indicated resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of "contained ounces" in a mineral resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report "resources" as in place tonnage and grade without reference to unit measures. The definitions of proven and probable reserves used in NI 43-101 also differ from the definitions in SEC Industry Guide 7. As a result, the reserves reported by the Company in accordance with NI 43-101 may not qualify as "reserves" under SEC standards. Also, under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Accordingly, information concerning descriptions of mineralization and resources contained in this Prospectus, or in the documents incorporated by reference, differ from and may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The annual financial statements incorporated by reference in this Prospectus, and the selected consolidated financial data derived therefrom included in this Prospectus, have been prepared in accordance with IFRS. IFRS differs in some material respects from U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, certain financial information included or incorporated in the Prospectus may not be comparable to financial information prepared by companies in the U.S.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements incorporated by reference in this Prospectus, and the selected consolidated financial data derived therefrom included in this Prospectus, are presented in Canadian dollars. In this Prospectus, references to "CDN$" or "$" are to Canadian dollars and references to "US$" are to United States dollars. On March 29, 2017, the noon buying rate as reported by the Bank of Canada for the conversion of one Canadian dollar into United States dollars was CDN$1.00 equals US$0.7478.

The following table sets out, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period based on the noon buying rate as reported by the Bank of Canada:

	Year Ended December 31
	2016	2015
	(US$)
Highest rate during period	0.7972	0.8562
Lowest rate during period	0.6854	0.7141
Average rate during period	0.7548	0.7820
Rate at the end of period	0.7448	0.7225

The average exchange rate is calculated using the average of the noon buying rate on the last business day of each month during the applicable fiscal year or interim period. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned not to assume that the exchange rates presented here are necessarily indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multi-jurisdictional disclosure system adopted by Canada and the United States, information has been incorporated by reference in this Prospectus from documents filed by the Company with securities commissions or similar authorities in Ontario, British Columbia, Alberta, Saskatchewan and Manitoba (the "Commissions") and filed with or furnished to the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically on SEDAR, which can be accessed electronically at www.sedar.com, and on EDGAR, which can be accessed electronically at www.sec.gov.

The following documents of the Company, which have been filed with the Commissions, and filed with or furnished to the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of Seabridge (the "Annual Information Form") dated March 29, 2017 for the year ended December 31, 2016 and filed on SEDAR on March 29, 2017 under National Instrument 51-102;
(b)	the audited consolidated financial statements of Seabridge for the year ended December 31, 2016, together with the notes thereto and the auditors' report thereon (the "Annual Financial Statements") and related management's discussion and analysis (the "Annual MD&A"), filed on SEDAR on March 29, 2017; and

(c)	the management information circular of Seabridge dated May 3, 2016 and filed on SEDAR on May 20, 2016 prepared in connection with Seabridge's annual and special meeting of shareholders held on June 29, 2016 (the "Information Circular"), provided that these documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with or furnished to the SEC pursuant to the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement (in the case of a report on Form-6K, if and to the extent expressly provided in such report).

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management's discussion and analysis, proxy circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

References to the Company's website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Company disclaims any such incorporation by reference.

MARKETING MATERIALS

Any "template" version of any "marketing materials" (as such terms are defined under applicable Canadian securities laws) that are prepared in connection with the Offering are not part of this Prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in this Prospectus. Any template version of any marketing materials that has been, or will be, filed on SEDAR (www.sedar.com) or with the SEC (www.sec.gov) before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into this Prospectus solely for the purposes of the Offering.

ADDITIONAL INFORMATION

Seabridge has filed with the SEC a registration statement on Form F-10 relating to the Common Shares. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information.

Seabridge is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act") and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read any document that the Company has filed with the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access their website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC's EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) the consent of KPMG LLP; (iii) the consents of the geologists, engineers and other experts named herein; (iv) the consent of Thorsteinssons LLP; and (v) the powers of attorney from certain directors and officers of Seabridge.

THE COMPANY

The following description of the Company and its business is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Common Shares. You should carefully read the entire Prospectus, including the section entitled "Risk Factors", as well as the documents incorporated by reference into this Prospectus, before making an investment decision.

Corporate Information

Seabridge is a gold resource company whose principal properties are the KSM Project (for Kerr-Sulphurets-Mitchell) located in Northern British Columbia, Canada (the "KSM Project") and the Courageous Lake project located in the Northwest Territories, Canada (the "Courageous Lake Project"). The Company exists under the Canada Business Corporations Act.

On June 21, 2016, the Company completed its acquisition of all of the outstanding shares of SnipGold Corp. ("SnipGold") under a Plan of Arrangement pursuant to which the Company issued 695,277 Common Shares in exchange for the shares of SnipGold and up to approximately 56,555 additional Common Shares may be issuable upon exercise of outstanding options and warrants originally issued by SnipGold, but now exercisable to acquire Common Shares. SnipGold (formerly Skyline Gold Corporation) owns the Iskut project, a contiguous block of mineral claims in excess of 286 sq km in size in the Golden Triangle Area of northwestern B.C. which was assembled by SnipGold in a series of transactions that began in 2005 (the "Iskut Project").

The Company presently has eight wholly-owned subsidiaries: Seabridge Gold (NWT) Inc., a company incorporated under the laws of the Northwest Territories of Canada; SnipGold Corp., Hattrick Resources Corp. ("Hattrick") and Tuksi Mining & Development Company Ltd. ("Tuksi"), companies incorporated under the laws of British Columbia, Canada; and Seabridge Gold Corporation, Pacific Intermountain Gold, Corporation, 5555 Gold Inc. and 555 Silver Inc., each Nevada Corporations. The following diagram illustrates the inter-corporate relationship between the Company, its active subsidiaries and its projects as of December 31, 2016.

Notes:

1.	Certain of the Company's U.S. subsidiaries have been omitted as they are inactive and own no property.
2.	Seabridge has entered into option agreements under which a 100% interest in each of the Red Mountain and Quartz Mountain projects may be acquired by third parties. The holder of the option on the Red Mountain Project has given notice that it is exercising its option to acquire the Red Mountain Project.
3.	Snipgold, through one of its subsidiaries, owns 95% of certain of the claims.

SUMMARY DESCRIPTION OF BUSINESS

The Company owns five properties with gold resources and its material properties are its KSM Project and its Courageous Lake Project. The Company holds a 100% interest in each of its properties other than the KSP Project, in which it owns a 49% interest, and a small portion of the Iskut Project, in which it owns a 95% interest. Each of the Quartz Mountain and Red Mountain projects are subject to option agreements under which the optionee may acquire a 100% interest in such project. At the date of this Prospectus, over 80% of the mineral resources at all of the Company's projects combined are at the KSM Project and accordingly the majority of the Company's focus will be on its KSM Project in 2017. At current metals prices, the Company is not planning much work at its Courageous Lake Project. However, the Company considers the Iskut Project to have good potential for a sizeable discovery and plans to make it a big focus of the Company's exploration efforts in 2017.

KSM Project

The KSM Project is located within the Iskut-Stikine region of British Columbia, approximately 21 kilometers south-southeast of the former Eskay Creek Mine and approximately 65 kilometers north-northwest of Stewart, British Columbia.

Tetra Tech Canada Inc. (formerly Tetra Tech, Inc.) ("Tetra Tech") and Amec Foster Wheeler coordinated the preparation of the technical report entitled "2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment" with an effective date of October 6, 2016 (the "KSM Report") in respect of the KSM Project. The KSM Report is available under the Company's profile at www.sedar.com.

Courageous Lake Project

The Courageous Lake Project is a gold project located approximately 240 kilometers northeast of Yellowknife in the Northwest Territories, Canada. The property is comprised of 61 federal mining leases, 26 federal mining claims and one optioned federal mining lease (Red 25, defined below) having a combined area of 124,189.9 acres. Seabridge has a 100% interest in the project, subject to a 2% NSR on certain portions of the property.

Tetra Tech coordinated the preparation of the technical report entitled "Seabridge Gold Inc. – Courageous Lake Prefeasibility Study" with an effective date of September 5, 2012, as revised and reissued on November 11, 2014 (the "Courageous Lake Report") in respect of the Courageous Lake Project. The Courageous Lake Report is available under the Company's profile at www.sedar.com.

Iskut Project

The Iskut Project is located about 20 kilometers from the KSM Project. The land package has undergone intermittent exploration with the majority of the work carried out in the late 1980s and early 1990s. This early work was undertaken by over 30 independent operators and their efforts have highlighted numerous targets which have seen little to no follow up work in the past 20 years. SnipGold completed a resource estimate for the Bronson Slope Porphyry Deposit on its Iskut property in 2010. The Iskut Project includes the Johnny Mountain Mine site, which is now closed, and is adjacent to the Snip Mine.

Exploration activities by Seabridge at the Iskut Project are being conducted under the supervision of William E. Threlkeld, Registered Professional Geologist, Senior Vice President of the Company.

CONCURRENT PRIVATE PLACEMENT

In conjunction with the Offering, the Company has entered into an agreement with the Private Placement Underwriters in respect of the Private Placement, whereby the Private Placement Underwriters have agreed to purchase, on a bought-deal basis via private placement,1,000,000 Flow-Through Common Shares at a price of $20.00 per Flow-Through Common Share for gross proceeds of $20,000,000. The Company has granted the Private Placement Underwriters an over-allotment option to purchase up to an additional 100,000 Flow-Through Common Shares at a price of $20.00 per Flow-Through Common Share exercisable, in whole or in part, at any time up to one week before the closing date of the Private Placement for additional gross proceeds of up to $2,000,000. The Private Placement Underwriters will receive a cash fee equal to 5.0% of the aggregate proceeds of the Private Placement.

This Prospectus does not qualify the distribution of the Flow-Through Common Shares issuable pursuant to the Private Placement. The Flow-Through Common Shares will not be registered in the United States, but some of the Flow-Through Common shares may be reoffered and resold in the United States pursuant to an exemption from registration. Neither the Offering, nor the Private Placement, is contingent on the completion of the other. Closing of the Private Placement is expected to occur on or about April 27, 2017, and is subject to customary closing conditions including, but not limited to, the listing of the Flow-Through Common Shares on the TSX and the NYSE and the receipt of all necessary approvals, including the approval of the TSX and the NYSE, and the relevant securities regulatory authorities. The Flow-Through Common Shares issuable under the Private Placement will be subject to a four month hold period and any Flow-Through Common Shares sold in the United States will be characterized as restricted securities under the U.S. Securities Act of 1933, as amended.

The proceeds from the Private Placement will be used to fund the exploration and development of the Company’s mineral properties in British Columbia, notably the KSM Project and the Iskut Project. Assuming successful completion of the Private Placement and the Offering, on a pro forma basis after giving effect to the Private Placement and the Offering, at December 31, 2016, there would be approximately $33.8 million in cash and cash equivalents, including the anticipated net proceeds from the Offering and the Private Placement, and the outstanding share capital would be approximately 56,321,797 Common Shares; assuming exercise of the Over-Allotment Option and the over-allotment option under the Private Placement in full, there would be approximately $37.1 million in cash and cash equivalents, including the anticipated net proceeds from the Offering and the Private Placement, and the outstanding share capital would be approximately 56,521,797 Common Shares. See "Consolidated Capitalization".

USE OF PROCEEDS

The Company estimates that the net proceeds from the Offering will be approximately $13,318,000 after deducting the Underwriters' Fee of $715,000 and expenses in the aggregate amount of approximately $267,000. See "Plan of Distribution". If the Over-Allotment Option is exercised in full, the net proceeds from the Offering are estimated to be approximately $14,676,500 after deducting the Underwriters' Fee and the estimated expenses relating to the Offering of approximately $1,053,000. See "Plan of Distribution".

The Company estimates that the expenses of the Private Placement will be approximately $133,000. The Private Placement Underwriters' fees will be $1,000,000, or if the over-allotment option in the Private Placement is exercised in full, $1,100,000.

The Company intends to use the gross proceeds of the Private Placement of $20,000,000 to fund the exploration and development of the Company's mineral properties, notably the KSM Project and the Iskut Project. The Company intends to use the net proceeds from the Offering (which will be $12,185,000 after deducting the Underwriter's fees and expenses for both the Offering and the Private Placement assuming no exercise of the over-allotment options), for general corporate purposes, to fund the exploration and development of the Company's mineral properties, notably the KSM Project, and for general working capital. Pending such uses, the Company intends to invest the net proceeds from the Offering in guaranteed investments offered by a Schedule I chartered bank under the Bank Act (Canada).

The net proceeds of the Offering (after deducting the underwriters' fees and expenses for both the Offering and the Private Placement) and the gross proceeds of the Private Placement are intended to be used as follows (assuming the Over-Allotment Option and the over-allotment in the Private Placement are not exercised):

Principal Purpose	Estimated Amount to be Expended (CDN$ million)
Exploration of mineral properties
KSM Project drilling and other exploration	12
KSM Project engineering	1
KSM Project environmental	2
Iskut Project drilling and other exploration	5
Iskut Project engineering	2
Iskut Project environmental	3
Courageous Lake Project	1
General corporate purposes(1)	2
General working capital	4
Total	32

________________

Note:

(1)	Funds included in general corporate purposes may be allocated to corporate expenses, business development and potential future acquisitions.

The key business objective the Company intends to meet with the net proceeds is the continued exploration, development and advancement of the KSM Project and exploration of the Iskut Project. The development of the KSM Project and exploration of the Iskut Project will require additional capital exceeding the Company's cash on hand even after giving effect to the Offering and the Private Placement and the exercise, if any, of the Over-Allotment Option. Development of the KSM Project is ongoing and exploration at its Projects is determined annually after receipt of the results of the previous year's exploration programs.

If the Underwriters' Over-Allotment Option is exercised in whole or in part, the Company will use the additional net proceeds from such exercise for general corporate purposes and working capital. While the Company intends to spend the net proceeds of the Offering as stated above, there may be circumstances where, for sound business reasons, a re-allocation of funds may be necessary or advisable.

The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those listed under the heading "Risk Factors" in or incorporated by reference in this Prospectus.

The Company has not yet achieved positive operating cash flow, and there are no expectations that the Company will not experience negative cash flow from operations in the foreseeable future. The net proceeds of the Offering are expected to be used to fund the proposed expenditures set out above; however, it may be necessary to allocate either existing working capital or an additional amount of the net proceeds of the Offering to fund future operations. See also "Risk Factors – Negative Cash Flow from Operating Activities".

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital structure of the Company, on a consolidated basis, since December 31, 2016, the date of the Company's most recently filed audited annual consolidated financial statements, except as outlined under "Prior Sales".

The following table sets forth the cash and cash equivalents, short term deposits and consolidated capitalization of the Company as at December 31, 2016 on (i) an actual basis; (ii) as adjusted to give effect to the Offering; and (iii) as adjusted to give effect to the Offering (as described in (ii) above) and the Private Placement. This table should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2016, together with the notes thereto and management's discussion and analysis thereof, incorporated by reference herein. See "Documents Incorporated by Reference".

	As at December 31, 2016
	Actual	As adjusted after giving effect to the Offering(3)	As adjusted after giving effect to the Offering and the Private Placement(3)
	(in thousands of CDN$ except common shares, unaudited)
Cash and cash equivalents	$1,646	$14,964	$33,831
Short-term deposits(1)	$6,120	$6,120	$6,120

Long-term debt	$-	$-	$-
Shareholders' Equity:
Share capital (authorized: unlimited; outstanding Common Shares as at December 31, 2016: 54,321,797; as adjusted to give effect to the Offering: 55,321,797; as adjusted to give effect to the Offering and the Private Placement: 56,321,797)(2)	$360,650	$373,968	$388,495
Stock-based compensation	$14,751	14,728	$14,751
Contributed surplus	$31,728	31,728	$31,728
Deficit	$(96,364)	(96,364)	(96,364)
Accumulated other comprehensive income	$593	593	593
Total shareholders' equity	$311,358	$324,676	$339,203

Notes:

(1)	Short-term deposits consist of guaranteed investments offered by a Schedule I chartered bank under the Bank Act (Canada).
(2)	This figure excludes 3,701,595 Common Shares reserved for issuance pursuant to outstanding stock options as at December 31, 2016, which are exercisable at a weighted average exercise price of $11.76.
(3)	Assuming Over-Allotment Option is not exercised, the Private Placement over-allotment option is not exercised and after deducting the Underwriters' Fee of $715,000 and the Private Placement Underwriters' Fee of $1,000,000 and estimated expenses in the aggregate amount of approximately $267,000 in respect of the Offering and $133,000 in respect of the Private Placement.

PRIOR SALES

The following table summarizes the Common Shares or securities convertible into Common Shares that Seabridge issued during the 12-month period immediately prior to the date of this Prospectus:

Date of Issue	Type of Securities	Number of Securities	Issue or Exercise Price per Security	Reason for Issue
April 29, 2016,	Common Shares	500,000	$17.40	Public Offering
May 19, 2016	Common Shares	500,000	$24.08	Private placement
May 27, 2016	Common Shares	50,000	$12.60	Exercise of stock options
May 27, 2016	Common Shares	50,000	$10.36	Exercise of stock options
June 21, 2016	Common Shares	695,277	$17.90	Acquisition of SnipGold Corp.
June 21, 2016	Stock Options	54,968	$6.30-$170.10	Acquisition of SnipGold Corp.

Date of Issue	Type of Securities	Number of Securities	Issue or Exercise Price per Security	Reason for Issue
June 21, 2016	Warrants	1,587	$9.54-$315.00	Acquisition of SnipGold Corp.
June 29, 2016	Stock Options	50,000	$17.16	Grant of stock options
July 4, 2016	Common Shares	200,000	$10.36	Exercise of stock options
July 12, 2016	Common Shares	317	$6.30	Exercise of stock options of SnipGold Corp.
August 2, 2016	Common Shares	1,388	$6.30	Exercise of stock options of SnipGold Corp.
August 4, 2016	Common Shares	1,939	$6.30	Exercise of stock options of SnipGold Corp.
August 11, 2016	Stock Options	50,000	$17.14	Grant of stock options
October 24, 2016	Common Shares	47,000	NA	Vesting of RSUs
December 6, 2016	Common Shares	135,250	NA	Vesting of RSUs
December 19, 2016	Stock Options	890,833	$10.45	Grant of stock options
December 19, 2016	RSUs	125,500	NA	Grant of RSUs
March 3, 2017	Common Shares	62,750	NA	Vesting of RSUs
March 24, 2017	Common Shares	75,000	$12.60	Exercise of stock options
March 24, 2017	Common Shares	984	$6.30	Exercise of stock options of SnipGold Corp.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX under the symbol "SEA", and on the NYSE under the symbol "SA". The following tables set forth the market price range and trading volumes of the Common Shares on each of the TSX and NYSE for the 12-month period prior to the date of this Prospectus:

TSX

Period	Volume	High (C$)	Low (C$)
March 2016	3,301,171	17.08	11.86
April 2016	3,825,014	19.93	13.85
May 2016	3,527,842	18.72	14.85
June 2016	2,599,692	19.84	15.47
July 2016	2,183,255	20.71	15.43
August 2016	1,949,328	17.96	13.63
September 2016	1,804,916	16.22	13.81
October 2016	1,727,800	15.20	13.07
November 2016	2,389,539	16.13	11.69
December 2016	2,205,138	14.06	9.99
January 2017	2,146,317	13.66	11.03
February 2017	1,697,852	15.77	12.50
March 1 - 29, 2017	2,323,317	17.11	12.10

NYSE

Period	Volume	High (US$)	Low (US$)
March 2016	29,448,417	12.77	8.82
April 2016	21,104,426	15.50	10.55
May 2016	23,701,020	14.52	11.31
June 2016	21,200,287	15.22	11.83
July 2016	19,422,479	15.88	11.66
August 2016	19,092,879	13.78	10.42
September 2016	19,022,416	12.59	10.49
October 2016	10,852,708	11.59	9.92
November 2016	14,744,722	12.05	8.60
December 2016	16,711,425	10.60	7.35
January 2017	10,258,604	10.40	8.50
February 2017	13,348,637	12.07	9.55
March 1 - 29, 2017	19,156,167	12.85	9.22

On March 28, 2017, the last trading day prior to the date of announcement of the Offering, the closing price per Common Share on the TSX was $15.85 and on the NYSE was US$11.90. On March 29, 2017, the last trading day prior to the filing of this Prospectus, the closing price per Common Share on the TSX was $15.66 and on the NYSE was US$11.80.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

The Company is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of Preferred shares, issuable in series. As of March 29, 2017, 54,460,531 Common Shares were issued and outstanding and no Preferred shares were issued and outstanding.

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the board of directors of the Company may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company. The Common Shares carry no pre-emptive or conversion rights.

The directors of the Company are authorized to create series of Preferred shares in such number and having such rights and restrictions with respect to dividends, rights of redemption, conversion or repurchase and voting rights as may be determined by the directors and shall have priority over the Common shares to the property and assets of the Company in the event of liquidation, dissolution or winding-up of the Company.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Company has agreed to sell and the Underwriters have agreed to purchase on the Closing Date 1,000,000 Common Shares at the Offering Price per Common Share, payable in cash (net of the Underwriters' Fee) to the Company against delivery of the Common Shares.

The Company is offering the Common Shares offered hereby through the Underwriters named below. Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number of Common Shares listed next to its name in the following table:

Underwriters	Number of Common Shares
Canaccord Genuity Corp.	500,000
Cantor Fitzgerald Canada Corporation	400,000
Paradigm Capital Inc.	100,000
Total	1,000,000

The Underwriting Agreement provides that the Underwriters must buy all of the Common Shares offered hereby if they buy any of them. However, the Underwriters are not required to take or pay for the Common Shares covered by the Over-Allotment Option described below.

The Common Shares are offered subject to a number of conditions, including:

•	receipt and acceptance of the Common Shares by the Underwriters;

•	the Underwriters' right to reject orders in whole or in part;

•	approval of legal matters by their counsel, including the validity of the Common Shares; and

•	other conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officers' certificates and legal opinions.

The obligations of the Underwriters under the Underwriting Agreement are subject to certain conditions and may be terminated at the Underwriters' discretion upon the occurrence of the events specified in the Underwriting Agreement. In connection with the Offering, certain of the Underwriters or securities dealers may distribute this Prospectus electronically.

The Offering is being made concurrently in Ontario, British Columbia, Alberta, Saskatchewan and Manitoba, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada. Offers and sales of Common Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

The Company has granted the Underwriters the Over-Allotment Option to buy up to100,000 additional Common Shares. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the Offering. The Underwriters may exercise the Over-Allotment Option, in whole or in part, at any time up to 30 days following the Closing Date. If the Underwriters exercise this option, they will each purchase the additional Common Shares issuable pursuant to the Over-Allotment Option approximately in proportion to the amounts specified in the table above. Under applicable Canadian securities laws, this Prospectus also qualify for distribution the Over-Allotment Option and the Common Shares issued pursuant to exercise of the Over-Allotment Option.

Commissions

Common Shares sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this Prospectus. After the Underwriters have made a reasonable effort to sell all of the Common Shares offered hereby at the price specified in this Prospectus, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price, and compensation realized by the Underwriters will decrease by the amount that the aggregate price paid by purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Company. Under the Underwriting Agreement, the Underwriters are obligated to purchase the Common Shares subject to the conditions stated therein, at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per Common Share and total underwriting commission the Company will pay to the Underwriters, assuming both no exercise and full exercise of the Over-Allotment Option.

	Over-Allotment Option not exercised	Over-Allotment Option fully exercised
Per Common Share	$0.715	$0.715
Total	$715,000	$786,500

The Company estimates that the total expenses of the Offering and the Private Placement payable by the Company, not including the underwriting commissions, will be approximately $267,000 and $133,000 respectively.

No Sales of Similar Securities

The Company has agreed in the Underwriting Agreement not to issue any common shares of the Company or financial instruments convertible or exercisable into common shares of the Company (other than under the Private Placement (see "Concurrent Private Placement")), for the purposes of directors', officers' or employee stock options or to satisfy existing rights, warrants, options, agreements, instruments or other arrangements or arm's length acquisitions of mining companies or mineral projects) or announce any intention to do so until 90 days after the closing date of the Offering without the prior consent of the Underwriters, such consent not to be unreasonably withheld. The Company also agreed to use its reasonable efforts to restrict its officers and directors from selling any securities in the Company on or prior to the closing of the Offering without the prior written consent of the Underwriters, such consent not to be unreasonably withheld or delayed, except officers whose restricted share units vest during such period or in the preceding five week period, if any, or in connection with the exercise of any stock options by directors or officers of the Company during such period.

Indemnification and Contribution

The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Price Stabilization, Short Positions

In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares in accordance with applicable market stabilization rules.

The Underwriters may over-allot Common Shares in connection with the Offering, thus creating a short position for their own account. Short sales involve the sale by the Underwriters of a greater number of Common Shares than they are committed to purchase in the Offering. To cover these short sales positions or to stabilize the market price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. These transactions may be effected on the NYSE, the TSX or otherwise. Additionally, the representatives, on behalf of the Underwriters, may also reclaim selling concessions allowed to another Underwriter or dealer. Similar to other purchase transactions, the Underwriters' purchases to cover the syndicate short sales or to stabilize the market price of the Common Shares may have the effect of raising or maintaining the market price of the Common Shares or preventing or mitigating a decline in the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The Underwriters are not required to engage in these activities and, if commenced, the Underwriters may discontinue any of these activities at any time.

Pursuant to rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period ending on the date the selling process for the Common Shares ends and all stabilization arrangements relating to the Common Shares are terminated, bid for or purchase Common Shares. The foregoing restrictions are subject to certain exceptions including: (a) a bid for or purchase of Common Shares if the bid or purchase is made through the facilities of the TSX, in accordance with the Universal Market Integrity Rules of Market Regulation Services Inc., (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client's order was not solicited by the Underwriter, or if the client's order was solicited, the solicitation occurred before the commencement of a prescribed restricted period, and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period. The Underwriters may engage in market stabilization or market balancing activities on the TSX where the bid for or purchase of the Common Shares is for the purpose of maintaining a fair and orderly market in the Common Shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.

Affiliations

Some of the Underwriters and/or their affiliates have in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company for which they have received, and would expect to receive, customary fees and commissions.

Copies of this Prospectus in electronic format may be made available on the websites maintained by one or more of the Underwriters. The representatives may agree to allocate a number of Common Shares to Underwriters for sale to their online brokerage account holders. The representatives will allocate Common Shares to Underwriters that may make internet distributions on the same basis as other allocations. In addition, Common Shares may be sold by the Underwriters to securities dealers who resell shares to online brokerage account holders.

CERTAIN INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax considerations applicable to the ownership of Common Shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Holders (as defined below) who hold their Common Shares as capital assets (generally, assets held for investment purposes).

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder by the Internal Revenue Service (the "IRS") administrative and judicial interpretations thereof, and the U.S.-Canada Tax Treaty (the "Treaty"), each as in effect as of the date of this Prospectus. These sources may change, possibly with retroactive effect, and are open to differing interpretations.

As used in this section, the term "U.S. Holder" means a beneficial owner of a Common Share who is:

•	an individual citizen or resident of the United States or an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (A)(i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) such trust validly elects to be treated as a U.S. person.

The term "Non-U.S. Holder" means a beneficial owner of a Common Share that is an individual, corporation, estate or trust and is not a U.S. Holder. The tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to persons in light of their particular circumstances or to persons who are subject to special treatment under U.S. federal income tax law, including: insurance companies; dealers in stocks, securities or currencies; financial institutions and financial services entities; regulated investment companies; tax-exempt organizations; persons that directly, indirectly or constructively own 10% or more of the Company's total stock entitled to vote; individual retirement and other tax-deferred accounts; and persons liable for the alternative minimum tax. This summary also does not consider the possible application of U.S. federal gift or estate tax or alternative minimum tax, nor any state or local tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns Common Shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns Common Shares and the partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of Common Shares.

All investors are urged to consult their own tax advisors as to the particular tax consequences to them of an investment in the Company's Common Shares, including the effect and applicability of U.S. federal, state, local and foreign income and other tax laws (including estate and gift tax laws) and tax treaties.

Passive Foreign Investment Company Considerations

Complex and, generally, adverse U.S. federal income tax rules may apply to a U.S. Holder of Common Shares if the Company is a passive foreign investment company ("PFIC") at any time during which the U.S. Holder holds Common Shares. For U.S. federal income tax purposes, the Company will be considered a PFIC in any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. For purposes of these tests, if the Company owns directly or indirectly at least 25% (by value) of the stock of another corporation, the Company is treated as if it held its proportionate share of the assets of such corporation, and received directly its proportionate share of the income of such corporation.

The Company believes that it was a PFIC for the taxable year ending December 31, 2016. The Company may be a PFIC for the current and subsequent taxable years. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether the Company was a PFIC for the taxable year ending December 31, 2016 and each subsequent taxable year depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Prospectus. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company concerning its PFIC status.

If the Company is treated as a PFIC for any taxable year, dividends paid on Common Shares could not be eligible for qualification for the reduced preferential U.S. tax rate on "qualified dividend income", discussed below, and, unless U.S. Holders make a "mark-to-market" or "qualified electing fund election" (a "QEF election") with respect to their Common Shares, as described below, the following rules would apply:

•	U.S. Holders would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of Common Shares ratably over their holding period for such Common Shares,
•	the amount allocated to each year during which the Company is considered a PFIC, other than the year of the dividend payment or disposition, would be subject to tax at the highest individual or corporate tax rate, as the case may be, in effect for that year and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year,
•	the amount allocated to the current taxable year and any taxable year before the Company became a PFIC would be taxable as ordinary income in the current year, and
•	U.S. Holders would generally be required to file an annual return on IRS Form 8621 regarding distributions received with respect to Common Shares and any gain realized on the disposition of Common Shares.

The PFIC provisions discussed above apply to U.S. persons who directly or indirectly hold stock in a PFIC. Generally, a U.S. person is considered an indirect shareholder of a PFIC if it is:

•	a direct or indirect owner of a pass-through entity, including a trust or estate, that is a direct or indirect shareholder of a PFIC,
•	a shareholder of a PFIC that is a shareholder of another PFIC, or
•	a 50%-or-more shareholder of a foreign corporation that is not a PFIC and that directly or indirectly owns stock of a PFIC.

An indirect shareholder may be taxed on a distribution paid to the direct owner of the PFIC and on a disposition of the stock indirectly owned.

U.S. Holders who make either a timely QEF election or a timely mark-to-market election with respect to their Common Shares would not be subject to the rules described above. Instead, U.S. Holders who make a timely QEF election would be required to include in their income for each taxable year their pro rata share of the Company's ordinary earnings as ordinary income and their pro rata share of the Company's net capital gain as long term capital gain, whether or not such amounts are actually distributed. For a U.S. Holder who had made a timely QEF election, the U.S. federal income tax consequences of such U.S. Holder's sale or other taxable disposition of its Common Shares are generally as described below in "Disposition of Common Shares" in the case where the Company is not a PFIC.

U.S. Holders will not be eligible to make a QEF election unless the Company complies with certain applicable information reporting requirements. For the past several years, the Company has made available the information needed for U.S. Holders to make and satisfy the reporting requirements of a QEF election. The Company expects to continue providing this information in the future.

Alternatively, a U.S. Holder may make a mark-to-market election if the Common Shares are "regularly traded" on a "qualified exchange". In general, the Common Shares will be treated as "regularly traded" for a given calendar year if more than a de minimis quantity of the Common Shares is traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. The Common Shares are listed on the TSX under the symbol "SEA" and the NYSE under the symbol "SA", which should qualify the Common Shares as publicly traded, provided they are traded in sufficient volume. However, because a mark-to-market election cannot be made for a subsidiary PFIC, if a U.S. Holder makes a mark-to-market election it may continue to be subject to the PFIC rules with respect to its indirect interest in any PFIC the Company owns.

U.S. Holders who timely elect to "mark-to-market" their Common Shares will generally include in income, in each year in which the Company is considered a PFIC, any excess of the fair market value of the Common Shares at the close of each tax year over such U.S. Holder's adjusted basis in the Common Shares. If the fair market value of the Common Shares has fallen below such U.S. Holder's adjusted basis at the close of the tax year, the U.S. Holder may generally deduct the excess of the adjusted basis of the Common Shares over their fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, that such U.S. Holder included in income with respect to such Common Shares in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of Common Shares with respect to which the mark-to-market election is made, is treated as ordinary income or loss (except that loss on a disposition of Common Shares is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that such U.S. Holder included in income with respect to such Common Shares in prior years). Further, the source of such gain or loss will be U.S.-source for the purposes of the foreign tax credit limitation. Gain or loss from the disposition of Common Shares as to which a mark-to-market election was made in a year in which the Company no longer is a PFIC will generally be capital gain or loss.

If the Company ceases to be a PFIC in a future year, a U.S. Holder may avoid the continued application of the tax treatment described above by electing to be treated as if it sold its Common Shares on the last day of the last taxable year in which the Company was a PFIC. Any gain would be recognized and subject to tax under the rules described above. Loss would not be recognized. A U.S. Holder's basis in its Common Shares would be increased by the amount of gain, if any, recognized on such a deemed sale. A U.S. Holder would be required to treat its holding period for his Common Shares as commencing on the day following the last day of the last taxable year in which the Company was a PFIC. In addition, one or more Company subsidiaries might also constitute PFICs when considered on a stand-alone basis. In such event, similar and generally adverse U.S. federal income rules may apply to a U.S. Holder of the Common Shares as regard to their share of the income and gain of and from any such subsidiary, unless the U.S. Holder is able to make, and does make, a timely QEF election with respect to any such subsidiary. While the Company has made available the information needed for U.S. Holders to make and satisfy the reporting requirements of a QEF election for the Company, it has not separately done so for any Company subsidiary that might have constituted a PFIC. While the Company would consider making such information available as regard to any Company subsidiary that might also constitute a PFIC, the Company expressly reserves the right not to do so in its sole discretion.

PFIC status can have significant adverse tax effects on U.S. shareholders of foreign corporations. The taxation of a U.S. shareholder who owns stock in a PFIC is extremely complex. Management urges U.S. Holders to consult with their own tax advisors with regard to the impact of the PFIC rules, as well as the availability of any elections that may mitigate the adverse tax consequences of owning stock in a PFIC.

Distributions Paid on the Common Shares

Unless the Company is treated as a PFIC, as discussed above, a U.S. Holder generally will be required to include in its gross income as ordinary dividend income the amount of any distributions paid on the Common Shares, including the amount of any Canadian taxes withheld, to the extent that those distributions are paid out of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to the discussion above under "Passive Foreign Investment Company Considerations," distributions in excess of the Company's earnings and profits will be applied against and will reduce the U.S. Holder's tax basis in its Common Shares and, to the extent they exceed that tax basis, will be treated as gain from a sale or exchange of those Common Shares. Because the Company does not calculate its earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that all distributions made with respect to the Company's Common Shares will be treated as dividends. The Company's dividends will not qualify for the dividends-received deduction applicable in some cases to U.S. corporations.

Dividends that the Company pays in Canadian dollars, including the amount of any Canadian taxes withheld therefrom, will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder who receives payment in Canadian dollars and converts them into U.S. dollars at an exchange rate other than the rate in effect on such day will have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Subject to certain limitations, "qualified dividend income" received by a non-corporate U.S. Holder will be subject to tax at a reduced maximum tax rate of 20%. The reduced rate does not apply if the Company is a PFIC. If the Company is not a PFIC, the reduced rate applies only if the Company qualifies for the Treaty and certain holding period requirements are satisfied. The reduced rate also does not apply to dividends received in respect of certain hedged positions or in certain other situations. The legislation enacting the reduced tax rate on qualified dividend income contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate. Dividends paid on the Common Shares are not expected to qualify for the reduced tax rate because the Company believes it was a PFIC for the taxable year ending December 31, 2016 and the Company may be a PFIC for the current taxable year.

Foreign Tax Credit

Any dividend income resulting from distributions the Company pays to a U.S. Holder with respect to its Common Shares generally will be treated as foreign source income for U.S. foreign tax credit limitation purposes. Subject to certain conditions and limitations, Canadian tax withheld on dividends may be deducted from taxable income or credited against a U.S. Holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividend that the Company distributes generally will constitute "passive category income," or, in the case of certain U.S. Holders, "general category income." Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate (see discussion above). A U.S. Holder may be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on the Common Shares to the extent such U.S. Holder has not held the Common Shares for at least 16 days of the 31-day period beginning on the date that is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the Common Shares are not counted toward meeting the 16-day holding period required by the statute. The rules relating to the determination of foreign source income and the foreign tax credit are complex, and the availability of a foreign tax credit depends on numerous factors, including whether such taxes are attributed to an excess distribution from a PFIC, and if so, whether any portion is attributed to a year other than the current tax year, as discussed above. Each investor who is a U.S. Holder should consult with its own tax advisor to determine whether its income with respect to the Common Shares would be foreign source income and whether and to what extent that investor would be entitled to a foreign tax credit.

Disposition of Common Shares

As stated above, the Company believes that it is a PFIC. If it is a PFIC, certain tax consequences of the disposition of Common Shares are described under "Passive Foreign Investment Company Considerations." If the Company is not a PFIC, upon the sale or other taxable disposition of Common Shares a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in the sold or disposed of Common Shares. Capital gain or loss upon the sale or other taxable disposition of the Common Shares would be treated as long-term capital gain or loss if, at the time of the sale or disposition, the sold or disposed of Common Shares were held for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential U.S. federal income tax rate (currently a maximum of 20%). The deductibility of capital losses by a U.S. Holder is subject to limitations. In general, any gain or loss recognized by a U.S. Holder on the sale or other disposition of Common Shares will be U.S. source income or loss for U.S. foreign tax credit purposes.

In the case of a cash basis U.S. Holder who receives Canadian dollars in connection with the sale or other disposition of the Common Shares, the amount realized will be based on the U.S. dollar value of the Canadian dollars received with respect to the Common Shares as determined on the settlement date of such sale or other disposition. A cash basis U.S. Holder who receives payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to foreign currency gain or loss realized on a sale or disposition of the Common Shares that are traded on an established securities market, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer for this purpose (pursuant to the Treasury regulations applicable to foreign currency transactions), the U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such foreign currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or other disposition of the Common Shares. Any foreign currency gain or loss a U.S. Holder realizes will generally be U.S. source ordinary income or loss.

Net Investment Income Tax

In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts with income that exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains.

Information Reporting and Backup Withholding

Payments in respect of Common Shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at a rate of 28%. Backup withholding will not apply, however, if the holder (i) is a corporation or comes within certain exempt categories, and demonstrates the fact when so required, generally on IRS Form W-9 or (ii) furnishes a correct taxpayer identification number on IRS Form W-9 and makes any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder's U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

U.S. individuals who hold certain specified foreign financial assets, including stock in a foreign corporation, with values in excess of certain thresholds are required to file with their U.S. federal income tax return IRS Form 8938, on which information about the assets, including their value, is provided. Taxpayers who fail to file the form when required are subject to penalties. An exemption from reporting applies to foreign assets held through a financial institution. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in the Common Shares.

Canadian Federal Income Tax Considerations

In the opinion of Thorsteinssons LLP, Canadian tax counsel to the Company, the following is a general summary of the principal Canadian federal income tax considerations as of the date of this Prospectus generally applicable under the Income Tax Act (Canada) (the "Tax Act") to a holder who acquires Common Shares as beneficial owner pursuant to the Offering and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares as capital property, deals at arm's length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not, and will not use or hold or be deemed to use or hold the Common Shares in or in the course of carrying on business in Canada or as part of an adventure in the nature of trade (a "Non-Resident Holder"). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). The Common Shares will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds or uses or is deemed to hold or use the Common Shares in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquired or has been deemed to acquire the Common Shares in a transaction or transactions considered to be an adventure in the nature of trade.

The term "Qualifying US Person", for the purposes of this summary, means a person who, for the purposes of the Canada-United States Income Tax Convention (1980) (the "Convention"), is at all relevant times a resident of the United States, and is a "qualifying person" within the meaning of the Convention. A Non-Resident Holder who is a Qualifying US Person, and who does not use or hold, and is not deemed to use or hold, the Common Shares in connection with carrying on a business in Canada through a permanent establishment in Canada is referred to as a "US Holder" for the purposes of this summary. Where, under the taxation law of the United States, an amount of income, profit or gain is considered to be derived by a Qualifying US Person through a fiscally transparent entity (including a limited liability company) which may hold Common Shares, such a Qualifying US Person may be entitled to benefits under the Convention with respect to such an amount in certain circumstances. US Holders and other affected Qualifying US Persons are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), the current provisions of the Convention, and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the "Proposed Tax Amendments"). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the relevant exchange rate quoted by the Bank of Canada on the effective date (as determined in accordance with the Tax Act) of the related acquisition, disposition or recognition of income.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares, unless the Common Shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder. As long as the shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE), the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, partnerships in which the Non-Resident Holder or a person with whom the Non-Resident Holder did not deal at arm's length holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the company, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, or from any combination of, real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), or options in respect of, interests in or civil law rights in, such properties whether or not it exists.

If the Common Shares are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares will be subject to Canadian federal income tax subject to any relief from such taxation provided by the terms of an applicable income tax treaty or convention between Canada and the country of residence of such Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. This rate is reduced to 5% in the case of a US Holder that is the beneficial owner of the dividends and that is a company that owns at least 10% of the voting stock of the Company. In addition, under the Convention, dividends may be exempt from Canadian withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are generally exempt from income tax in the United States and that have complied with specific administrative procedures.

CERTAIN INCOME TAX CONSIDERATIONS FOR CANADIAN HOLDERS

In the opinion of Thorsteinssons LLP, Canadian tax counsel to the Company, the following is a summary of the principal Canadian federal income tax considerations as of the date of this Prospectus generally applicable under the Tax Act to the acquisition of Common Shares by holders who acquire Common Shares pursuant to the Offering. This summary is applicable to a holder who, for purposes of the Tax Act, holds their Common Shares as capital property, deals at arm's length and is not affiliated with the Company or the Underwriters, and who is, for the purposes of the Tax Act, resident or deemed to be resident in Canada (a "Canadian Holder"). The Common Shares will generally be considered capital property to a Canadian Holder unless either (i) the Canadian Holder holds or uses or is deemed to hold or use such Common Shares in the course of carrying on a business of buying and selling securities or (ii) the Canadian Holder has acquired or has been deemed to acquire the Common Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Common Shares and every other "Canadian security" (as defined in the Tax Act), owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Canadian Holders that are considering making such an election should consult with their own tax advisors.

This summary is not applicable to any holder which is a "financial institution" for the purposes of the mark-to-market rules in the Tax Act, or a "specified financial institution" (as defined in the Tax Act), to any holder an interest in which would be a "tax shelter investment" (as defined in the Tax Act), to any holder who has made a functional currency election pursuant to the Tax Act, to any holder that is a corporation resident in Canada (for purposes of the Tax Act), or a corporation that does not deal at arm's length for purposes of the Tax Act with a corporation resident in Canada, that is, or becomes a part of a series of transactions that includes the acquisition of the Common Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in Section 212.3 of the Tax Act, any holder that is exempt from tax under the Tax Act and any holder that has or will enter into a "derivative forward agreement" or "synthetic disposition agreement" with respect to the Common Shares.

This summary is based on the current provisions of the Tax Act, the Regulations, the Proposed Tax Amendments and counsel's understanding of the current administrative policies and assessing practices of the CRA made publicly available prior to the date hereof. No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all possible Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares should consult their own tax advisors with respect to their own particular circumstances.

Acquisition of Common Shares

The adjusted cost base to a Canadian Holder of the Common Shares acquired pursuant to the Offering will be determined by averaging the cost of the Common Shares so acquired with the adjusted cost base to the Canadian Holder of any other Common Shares that are held by the Canadian Holder at the time of acquisition.

Dividends on Common Shares

A Canadian Holder that is an individual (other than certain trusts) will be required to include in computing the holder's income for a taxation year any taxable dividends received or deemed to be received on the Common Shares. Such taxable dividends will be subject to the gross-up and dividend tax credit rules in the Tax Act, including the enhanced dividend tax credit rules applicable to any dividend designated as an "eligible dividend" by the Company. There may be limitations on the ability of the Company to designate dividends as eligible dividends.

A Canadian Holder that is a corporation will include dividends received or deemed to be received on the Common Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, section 55(2) of the Tax Act will treat a taxable dividend received by a Canadian Holder that is a corporation as proceeds of a disposition or capital gain. Canadian Holders that are corporations should consult their own tax advisors having regard to their own circumstances. Certain corporations, including private corporations or subject corporations (as such terms are defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 38⅓% of the dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing taxable income.

Disposition of Common Shares

In general, a Canadian Holder of a Common Share will realize a capital gain (or a capital loss) on a disposition, or a deemed disposition of such Common Share (other than to the Company), equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the holder.

A Canadian Holder will be required to include in income one-half of the amount of any capital gain (a "taxable capital gain") realized in the year of a disposition of the Common Shares and will generally be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized in the year of a disposition, in accordance with the provisions of the Tax Act. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and in the circumstances provided in the Tax Act.

In general, in the case of a Canadian Holder that is a corporation, the amount of any capital loss otherwise determined arising from a disposition or deemed disposition of Common Shares may be reduced by the amount of dividends previously received thereon, or deemed received thereon, to the extent and under circumstances prescribed in the Tax Act. Analogous rules apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns Common Shares. Canadian Holders to whom these rules may apply should consult their own tax advisors

Additional Refundable Tax

A Canadian Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 10⅔% of its "aggregate investment income", as defined in the Tax Act, for the year which is defined to include taxable capital gains and an amount in respect of dividends.

Capital gains and dividends realized by an individual may give rise to a liability for minimum tax.

ELIGIBILITY FOR INVESTMENT

In the opinion of Thorsteinssons LLP, tax counsel to the Company with respect to Canadian legal matters, provided the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) or that the Company continues to qualify as a "public corporation" for the purposes of the Tax Act, the Common Shares will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (a "RRSP"), a registered retirement income fund (a "RRIF"), a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan, and a tax-free savings account (a "TFSA").

Notwithstanding that the Common Shares may be qualified investments for a TFSA, RRSP or RRIF (a "Registered Plan"), if the Common Shares are a "prohibited investment" within the meaning of the Tax Act for a Registered Plan, the holder or annuitant of the Registered Plan, as the case may be, will be subject to penalty taxes as set out in the Tax Act. The Common Shares will generally not be a prohibited investment for a Registered Plan if the holder or annuitant, as the case may be, (a) deals at arm's length with the Company for the purposes of the Tax Act, and (b) does not have a "significant interest" (as defined in the Tax Act) in the Company. In addition, the Common Shares will not be a prohibited investment if the Common Shares are "excluded property" (as defined in the Tax Act) for a Registered Plan.

Purchasers of the Common Shares should consult their own tax advisers with respect to whether Common Shares would be prohibited investments having regard to their particular circumstances.

RISK FACTORS

Investing in the Common Shares is speculative and involves a high degree of risk due to the nature of the Company's business and the present stage of exploration of its mineral properties. The following risk factors, as well as risks currently unknown to the Company, could materially adversely affect Seabridge's future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to the Company, or its business, property or financial results, each of which could cause purchasers of the Common Shares to lose part or all of their investment. In addition to the other information contained in this Prospectus and the documents incorporated by reference herein and therein, prospective investors should carefully consider the factors set out under the "Risk Factors" section in the Annual Information Form and the factors set out below in evaluating the Company and its business before making an investment in the Common Shares.

Risks Relating to the Common Shares and the Offering

The trading price for the Company's securities is volatile.

The market prices for the securities of mining companies, including the Company, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of Seabridge's business, certain factors such as the Company's announcements and the public's reaction, operating performance and the performance of competitors and other similar companies, fluctuations in the market prices of the Company's resources, government regulations, changes in earnings estimates or recommendations by research analysts who track Seabridge's securities or securities of other companies in the resource sector, general market conditions, announcements relating to litigation, the arrival or departure of key personnel and the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements" can have an adverse impact on the market price of the Common Shares. For example, since January 1, 2016, the closing price of the Common Shares on the TSX has ranged from a low of $7.99 to a high of $20.71 and on the NYSE has ranged from a low of US$5.16 to a high of US$15.88.

Any negative change in the public's perception of the Company's prospects could cause the price of the Company's securities, including the price of the Common Shares, to decrease dramatically. Furthermore, any negative change in the public's perception of the prospects of mining companies in general could depress the price of Seabridge's securities, including the price of the Common Shares, regardless of the Company's results. Following declines in the market price of a company's securities, securities class-action litigation is often instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of Seabridge's management's attention and resources.

Sales of a significant number of Common Shares in the public markets, or the perception of such sales, could depress the market price of the Common Shares.

Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Company or its significant shareholders could depress the market price of the Common Shares and impair Seabridge's ability to raise capital through the sale of additional equity securities. Seabridge cannot predict the effect that future sales of the Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity which the Company expects to occur involving the Common Shares.

The Company has discretion concerning the use of cash resources, including the net proceeds of the Offering, as well as the timing of expenditures.

The Company has discretion concerning the application of cash resources and the timing of expenditures and shareholders may not agree with the manner in which the Company elects to allocate and spend cash resources. The results and the effectiveness of the application of cash resources are uncertain. The failure by the Company to apply cash resources effectively could have a material adverse effect on the business of the Company. Management of the Company will have discretion with respect to the use of the net proceeds from the Offering and investors will be relying on the judgment of management regarding the application of these proceeds. Management of the Company could spend most of the net proceeds from the Offering in ways that the Company's security holders may not desire or that do not yield a favourable return. Prospective investors will not have the opportunity, as part of their investment in the Common Shares, to influence the manner in which the net proceeds of the Offering are used. At the date of this Prospectus, the Company intends to use the net proceeds from the Offering as indicated in the discussion under "Use of Proceeds". However, the Company's needs may change as the business of the Company evolves and the Company may have to allocate the net proceeds differently than as indicated in the discussion under "Use of Proceeds". As a result, the proceeds that the Company receives in the Offering may be used in a manner significantly different from the Company's current expectations.

The Company believes that it may be classified as a "passive foreign investment company" for the current taxable year, which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors.

The Company believes that it was classified as a passive foreign investment company ("PFIC") for the taxable year ending December 31, 2016 and expects that it may be classified as a PFIC for the current taxable year and in future taxable years. If the Company is classified as a PFIC for any taxable year during which a U.S. Holder (as defined under "Certain Income Tax Considerations for U.S. Holders—Material United States Federal Income Tax Considerations") holds the Common Shares, it would likely result in adverse U.S. federal income tax consequences for such U.S. Holder. The adverse consequences of the PFIC regime may be mitigated if a U.S. Holder is able to make a "qualified electing fund" election or a "mark-to-market" election. The Company has made available and expects to continue to make available the information necessary for a U.S. Holder to make and maintain a QEF election. U.S. Holders should carefully read "Certain Income Tax Considerations for U.S. Holders – Material United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations" for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being classified as a PFIC for U.S. federal income tax purposes.

The Company has a history of net losses and negative cash flows from operations and expects losses and negative cash flows from operations to continue for the foreseeable future.

The Company has a history of net losses and negative cash flows from operations and the Company expects to incur net losses and negative cash flows from operations for the foreseeable future. As of December 31, 2016, the Company's deficit totaled approximately $96 million. None of the Company's properties has advanced to the commercial production stage and the Company has no history of earnings or positive cash flow from operations.

The Company expects to continue to incur net losses unless and until such time as one or more of its projects enters into commercial production and generates sufficient revenues to fund continuing operations or until such time as the Company is able to offset its expenses against the sale of one or more of its projects, if applicable. The development of the Company's projects to achieve production will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred and the execution of any sale or joint venture agreements with strategic partners, some of which are beyond the Company's control. There is no assurance that the Company will be profitable in the future.

The Company applies from time-to-time for refunds under British Columbia Mining Exploration Tax Credit ("BCMETC") and its claims are subject to audit and may not be successful in full.

The Company seeks refunds of qualifying exploration expenditures under BCMETC. These claims are subject to audit by the Canada Revenue Agency (the "CRA"), the outcome of which is uncertain. There is a risk that if a claim is reduced on audit the Company may be required to return money refunded to it by the CRA.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company's auditors are KPMG LLP, Chartered Professional Accountants, of Suite 4600, 333 Bay Street, Toronto, Ontario, Canada. KPMG LLP has reported that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant U.S. professional and regulatory standards.

The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc. at its principal office at 100 University Ave., 9th Floor, Toronto, Ontario, Canada M5J 2Y1 and co-transfer points at 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and Computershare Trust Company, N.A., at 350 Indiana Street, Suite 800, Golden, Colorado, USA 80401.

INTEREST OF EXPERTS

Names of Experts

The following are the names of each person or company who has prepared or certified a statement, report or opinion relating to the Company's mineral properties described or included in this Prospectus, including in a document incorporated by reference in this Prospectus, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company.

With respect to the KSM Report, the following experts are named and their responsibilities are as follows:

•	Tetra Tech, under the direction of Hassan Ghaffari (surface and underground infrastructure, TMF costs, WSF costs, construction schedule, capital estimate and financial analysis), John Huang (metallurgical testing review, permanent water treatment, mineral process design and operating cost estimation for process, G&A and site services, and overall report preparation), Kevin Jones (winter access road)
•	Moose Mountain Technical Services under the direction of Jim Gray (open pit Mineral Reserves, open pit mining operations, mine capital and mine operating costs, MTT and rail ore conveyance design)
•	W.N. Brazier Associates Inc. under the direction of W.N. Brazier (power supply, energy recovery plants, underground electrical systems and associated costs)

•	ERM (Environmental Resources Management) under the direction of Pierre Pelletier (environment and permitting)
•	Klohn Crippen Berger Ltd. under the direction of Graham Parkinson (design of surface water diversion, diversion tunnels and seepage collection ponds, tailing dam, water treatment dam and rock storage facility (RSF) and tunnel geotechnical)
•	Resource Modeling Inc. under the direction of Michael Lechner (Mineral Resources)
•	Golder Associates Inc. under the direction of Ross Hammett (underground Mineral Reserves, block caving assessments, mine design and associated costs)
•	BGC Engineering Inc. under the direction of Derek Kinakin (rock mechanics and mining pit slopes)
•	McElhanney Consulting Services Ltd. under the direction of Robert Parolin (permanent access roads and associated costs)
•	Amec Foster Wheeler under the direction of Simon Allard P.Eng., Mark Ramirez RM SME and Tony Lipiec P.Eng (Underground and open pit design , RSF design, process design and capital and operating costs)

With respect to the Courageous Lake Report, the following experts are named and their responsibilities are identified:

•	Tetra Tech, under the direction of Dr. John Huang (overall report preparation, metallurgical testing review, mineral processing, infrastructures (excluding power supply and airstrip), operating costs (excluding mining operating costs), capital cost estimate and project development plan) and Dr. Sabry Abdel Hafez (financial evaluation)
•	Moose Mountain Technical Services under the direction of Jim Gray (mining, mine capital and mine operating costs)
•	W.N. Brazier Associates Inc. under the direction of W.N. Brazier (power generation)
•	ERM Consultants Canada Ltd. under the direction of Pierre Pelletier (environmental matters)

•	Golder Associates Ltd. under the direction of Albert Victor Chance (open pit slope stability)
•	Tetra Tech EBA Inc. under the direction of Nigel Goldup (tailings, surface water management and waste rock storage facilities, and surficial geology) and Kevin Jones (airstrip upgrade)

•	SRK Consulting (Canada) Inc., under the direction of Stephen Day (metal leaching and acid rock drainage)

•	Resource Modeling Inc. under the direction of Michael Lechner (mineral resources)

William Threlkeld, the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, is named as having prepared or supervised the preparation of technical information in respect of exploration programs of the Company at both the KSM Project and Courageous Lake Project. Resource Modeling Inc. under the direction of Michael Lechner is named as having prepared resource estimates for the Deep Kerr deposit at the KSM Project and the Walsh lake deposit at the Courageous Lake Project.

Each of the persons referenced above is a qualified person as such term is defined in NI 43-101.

Interests of Experts

To Seabridge's knowledge, none of the companies, firms or persons identified above received or will receive a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and firms beneficially own, directly or indirectly, in the aggregate in relation to each such company or firm, less than one percent of the securities of the Company.

Other than as set out below, none of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or firms is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company.

Mr. Threlkeld, the Senior Vice President, Exploration of the Company, owns 317,147 Common Shares of the Company, options to purchase 195,000 Common Shares at various prices and restricted share units entitling him to 5,750 Common Shares upon vesting.

LEGAL MATTERS

Certain legal matters related to the Common Shares offered pursuant to this Prospectus will be passed upon on behalf of the Company by DuMoulin Black LLP with respect to Canadian legal matters other than tax-related matters, by Thorsteinssons LLP with respect to Canadian tax-related matters, and by Carter Ledyard & Milburn LLP with respect to United States legal matters, and on behalf of the Underwriters by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Katten Muchin Rosenman LLP with respect to United States legal matters. At the date of this Prospectus supplement, the partners and associates of DuMoulin Black LLP beneficially own less than 1% of the Company's outstanding securities. At the date of this Prospectus, the partners and associates of Thorsteinssons LLP beneficially own less than 1% of the Company's outstanding securities. At the date of this Prospectus, the partners and associates of Blake, Cassels & Graydon LLP beneficially own less than 1% of the Company's outstanding securities.

ENFORCEABILITY OF CIVIL LIABILITIES

Seabridge is a company organized and existing under the Canada Business Corporations Act and its principal place of business is in Canada. Many of the Company's directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. Seabridge has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of the Company's directors, officers and experts under the United States federal securities laws or the securities or "blue sky" laws of any state within the United States. The Company's Canadian counsel, DuMoulin Black LLP, advised the Company that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, DuMoulin Black LLP also advised the Company that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Seabridge has filed with the SEC, concurrently with the filing of the registration statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Seabridge has appointed Corporation Service Company, New York, New York as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC or any civil suit or action brought against or involving the Company in a United States federal court or state court arising out of or related to or concerning the offering of the securities under this Prospectus.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Certain of the Company's directors reside outside of Canada, being Rudi P. Fronk, A. Frederick Banfield, Richard Kraus, Douglass "Scott" Barr, Eliseo Gonzalez-Urien and Jay Layman. Each of such directors has appointed Seabridge, 400 - 106 Front Street East, Toronto, Ontario, M5A 1E1 as their agent for service of process.

Each of (a) William Threlkeld, (b) Michael Lechner, (c) Resource Modeling Inc., (d) Mark Ramirez and (e) Amec Foster Wheeler E&C Services, Inc., is resident outside Canada or, in the case of a company, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

Section 6.03 of the Amended By-law Number 1 (including all amendments as of December 5, 2007, the “By-laws”) of Seabridge Gold Inc. (the “Registrant”), provides that subject to Section 124 of the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Section 6.03 of the By-laws further provides that the Registrant shall also indemnify such persons in such other circumstances as the CBCA permits or requires and that nothing contained in the By-Laws shall limit the discretion of the Registrant to indemnify, or limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of Section 6.03.

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures its directors and officers for certain losses as a result of claims against them in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the CBCA.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”) with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1**

Annual Information Form of the Registrant dated March 29, 2017 for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

4.2**

Audited consolidated financial statements of the Registrant as at December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016 together with the notes thereto and the independent auditors' report thereon (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

4.3**	Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

5.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2**	Consents of Tetra Tech Canada Inc. and John Huang, Sabry Abdel Hafez, Hassan Ghaffari, Kevin Jones, Nigel Goldup

5.3**	Consent of Moose Mountain Technical Services and J. H. Gray

5.4**	Consent of W.N. Brazier Associates Inc. and Neil Brazier

5.5**	Consent of ERM Consultants Canada Ltd. and Rolf Schmitt

5.6**	Consent of Klohn Crippen Berger Ltd. and J. Graham Parkinson

5.7**	Consent of Resource Modeling Inc. and Michael Lechner

5.8**	Consent of McElhanney Consulting Services Ltd. and R.W. Parolin

5.9**	Consent of BGC Engineering Inc. and Derek Kinakin

5.10**	Consents of Golder Associates Ltd. and Ross D. Hammett, Albert Victor Chance

5.11**	Consent of Amec Foster

5.12**	Consent of Simon Allard

5.13**	Consent of Mark Ramirez

5.14**	Consent of Ignacy (Tony) Lipiec

5.15**	Consent of SRK Consulting (Canada) Inc. and Stephen Day

5.16	Consent of William Threlkeld

5.17*	Consent of DuMoulin Black LLP

6.1**	Power of Attorney (included in the signature page).

_____________

* To be filed by amendment

** Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement.

Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this30th day of March, 2017.

SEABRIDGE GOLD INC.

By:	/s/ Rudi P. Fronk
Name:	Rudi P. Fronk
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer and Chairman	March 30, 2017
/s/ Rudi P. Fronk	(Principal Executive Officer)
Rudi P. Fronk

	Chief Financial Officer	March 30, 2017
(Principal Financial Officer and Principal
/s/ Christopher Reynolds	Accounting Officer)
Christopher Reynolds

*	Director	March 30, 2017
A. Frederick Banfield

*	Director	March 30, 2017
Douglass "Scott" Barr

*	Director	March 30, 2017
Eliseo Gonzalez-Urien

*	Director	March 30, 2017
Richard C. Kraus

*	Director	March 30, 2017
Jay S. Layman

*	Director	March 30, 2017
John W. Sabine

*	Director	March 30, 2017
Gary Sugar

_____________

*; Christopher Reynolds

(Attorney-in-fact)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Denver, in the State of Colorado, on this 30th day of March, 2017.

Seabridge Gold Corporation
(Authorized Representative)

By:	/s/ Rudi P. Fronk
Name:	Rudi P. Fronk
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1**

Annual Information Form of the Registrant dated March 29, 2017 for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

4.2**

Audited consolidated financial statements of the Registrant as at December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016 together with the notes thereto and the independent auditors' report thereon (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

4.3**	Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2017).

5.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2**	Consents of Tetra Tech Canada Inc. and John Huang, Sabry Abdel Hafez, Hassan Ghaffari, Kevin Jones, Nigel Goldup

5.3**	Consent of Moose Mountain Technical Services and J. H. Gray

5.4**	Consent of W.N. Brazier Associates Inc. and Neil Brazier

5.5**	Consent of ERM Consultants Canada Ltd. and Rolf Schmitt

5.6**	Consent of Klohn Crippen Berger Ltd. and J. Graham Parkinson

5.7**	Consent of Resource Modeling Inc. and Michael Lechner

5.8**	Consent of McElhanney Consulting Services Ltd. and R.W. Parolin

5.9**	Consent of BGC Engineering Inc. and Derek Kinakin

5.10**	Consents of Golder Associates Ltd. and Ross D. Hammett, Albert Victor Chance

5.11**	Consent of Amec Foster

5.12**	Consent of Simon Allard

5.13**	Consent of Mark Ramirez

5.14**	Consent of Ignacy (Tony) Lipiec

5.15**	Consent of SRK Consulting (Canada) Inc. and Stephen Day

5.16	Consent of William Threlkeld

5.17*	Consent of DuMoulin Black LLP

6.1**	Power of Attorney (included in on signature page).

_____________

* To be filed by amendment

** Previously filed